FOR IMMEDIATE RELEASE
Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Point Therapeutics Provides Preliminary Results from Phase 2 Metastatic Pancreatic
Cancer Study
Company Advances Study to Completion

BOSTON— (BUSINESS WIRE)—January 12, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today provided preliminary results from the Company’s open-label Phase 2 trial of talabostat plus gemcitabine in patients with metastatic pancreatic cancer (Stage IV) who have not received prior chemotherapy.

Of the 21 evaluable patients who entered the study at least six months ago, ten (48%) have survived more than six months. In addition, 31 patients are currently evaluable for tumor response. To date, three patients (9.7%) have demonstrated a clinical response to treatment, including one complete response and two partial responses. One patient with metastatic disease to the liver experienced a complete response to treatment—defined as the complete disappearance of tumor. Thus far, no unexpected toxicities have been seen in the trial that would prevent the Company from continuing to study talabostat in combination with gemcitabine.

The Phase 2 study is a single-arm, two-stage study in up to 60 evaluable patients with metastatic pancreatic cancer. The primary clinical endpoint is six-month survival. Secondary study endpoints include overall survival, progression-free survival, quality of life, and performance status. The Phase 2 study protocol called for an interim assessment before advancing the study to completion. Based on the preliminary six-month survival results and the responses seen to date, the Company has decided to advance the study to completion. Final results from the study are expected mid-year 2007.

"Metastatic pancreatic cancer represents a significant unmet medical need as there are limited treatment options available for patients. I am pleased with the activity seen to date in this trial, especially with an oral agent, and look forward to evaluating further data as it becomes available," said Dr. Yagnesh Oza, MD, Medical Director at the Center for Comprehensive Cancer Care in Mt. Vernon, IL and an investigator in the study.

“It’s encouraging to see Point’s preclinical work potentially translating into clinical benefits for patients,” said Dr. George Demetri, a member of Point's Clinical Advisory Board and Director of the Ludwig Center at Dana-Farber/Harvard. “Point has demonstrated preclinically that talabostat is a potent inhibitor of fibroblast activation protein (FAP), an enzyme that is highly expressed in pancreatic cancer and is believed to promote tumor growth. In addition, preclinical work combining talabostat with gemcitabine has also demonstrated encouraging results. I believe these factors make pancreatic cancer a promising target for the study of talabostat,” concluded Dr. Demetri.

About Pancreatic Cancer:
According to the American Cancer Society, pancreatic cancer is the fourth leading cause of cancer death in the United States. In 2006 alone, 33,730 new cases of pancreatic cancer were diagnosed and 32,300 people died of the disease. The main reason for the poor prognosis of pancreatic cancer is that patients usually have no symptoms until the cancer has spread to other organs, and, as a result, very few of these cancers are found early. Patients with Stage IV disease have the most advanced form of pancreatic cancer, which includes metastatic disease to distant organ(s).

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in non-small cell lung cancer and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma and in combination with rituximab in advanced chronic lymphocytic leukemia.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements with respect to the company’s clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2006, and from time to time in Point’s other reports filed with the Securities and Exchange Commission.

155 Federal Street, Boston, MA 02110 ∙ Phone: (617) 933-2130 ∙ Fax: (617) 933-2131 ∙ www.pther.com